Letter of Intent

Between
ESG Inc. (“ESG”)
and
Panco Foods Inc. d/b/a Pan’s Mushroom Jerky (“Pan’s” or the “Company”)

October 21, 2025

Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.
[*]** indicates where such information has been omitted.

1. Transaction Structure

The transaction (the “Transaction”) is expected to be structured as a purchase by ESG of 100% of the outstanding equity interests of the Company. The final structure will be determined following completion of due diligence, tax, and legal review, and reflected in a definitive purchase agreement (the “Definitive Agreement”).

2. Purchase Price and Consideration

The anticipated aggregate purchase price is approximately US $[*] million**, payable in shares of ESG common stock (the “Purchase Price”). The Purchase Price is subject to customary adjustments for working capital, indebtedness, and transaction expenses.

3. Assumed Liabilities

ESG shall assume only those liabilities expressly set forth in the Definitive Agreement, which may include trade payables and accrued expenses incurred in the ordinary course of business.

4. Closing Conditions

The closing of the Transaction (the “Closing”) will be subject to customary conditions, including:

•	Completion of ESG’s due diligence to its satisfaction;

•	Execution of the Definitive Agreement;

•	Receipt of all required corporate, contractual, and regulatory approvals; and

•	No material adverse change in the Company’s business prior to Closing.

5. Due Diligence

The Company shall provide ESG and its representatives reasonable access to all relevant information. Due diligence shall commence immediately upon execution of this LOI and continue until execution of the Definitive Agreement, anticipated within [*] days**.

6. Exclusivity

From the date of this LOI until the earlier of (i) termination by mutual written consent or (ii) execution of the Definitive Agreement, the Company shall not solicit or negotiate with any other party regarding the sale of its equity or assets. This exclusivity provision is binding and enforceable.

7. Good Faith Negotiation

Both parties agree to negotiate in good faith toward execution of the Definitive Agreement consistent with this LOI.

8. Public Disclosure and SEC Filing Rights

The Company acknowledges ESG’s status as a public company and agrees that ESG may make any required SEC filings or other public disclosures regarding this LOI and the proposed Transaction, including a Form 8-K.

9. Confidentiality

All discussions and non-public information exchanged under this LOI shall remain confidential, except for disclosures required by applicable securities laws.

10. Termination

This LOI shall remain in effect for [*] days** from the date hereof unless extended by mutual written consent. Upon termination, the binding provisions shall survive to the extent necessary to protect the parties’ rights.

11. Binding Provisions

The following sections are binding: 6 (Exclusivity), 7 (Good Faith Negotiation), 8 (Public Disclosure), 9 (Confidentiality), 10 (Termination), 11 (Expenses), 12 (Governing Law), and 13 (Miscellaneous).

12. Expenses

Each party shall bear its own expenses incurred in connection with this LOI and the contemplated Transaction.

13. Governing Law

This LOI shall be governed by and construed under the laws of the State of New York.

14. Miscellaneous

This LOI may be executed in counterparts and delivered electronically, each deemed an original and all together constituting one instrument.

If the foregoing accurately reflects our understanding, please indicate your agreement by signing below.

ESG Inc.
By:
Name: Thomas Yang
Title: Chief Executive Officer
Date: October 21, 2025

Panco Foods Inc. d/b/a Pan’s Mushroom Jerky
By:
Name: Michael Pan
Title: Chief Executive Officer
Date: October 21, 2025